Exhibit 12(b)

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

                                                                                              July 27, 2009

Blackrock Global Opportunities Equity Trust
100 Bellevue Parkway
Wilmington, Delaware 19809

Blackrock Global Equity Income Trust
100 Bellevue Parkway
Wilmington, Delaware 19809

Ladies and Gentlemen:

We have acted as special counsel to the Blackrock Global Opportunities Equity Trust, a closed-end management investment company organized as a Delaware Statutory Trust (the “Acquiring Fund”), and to Blackrock Global Equity Income Trust, a closed-end management investment company organized as a Delaware Statutory Trust (the “Target Fund”), in connection with the Acquiring Fund’s acquisition of substantially all of the assets of the Target Fund, solely in exchange for common shares of beneficial interest of the Acquiring Fund, par value $0.001 per share (the “Acquiring Fund Common Shares”) and the assumption by the Acquiring Fund of substantially all of the liabilities of the Target Fund, and the subsequent liquidation of the Target Fund (collectively, the “Reorganization”) pursuant to the Agreement and Plan of Reorganization, dated March 30, 2009, between the Acquiring Fund and the Target Fund (the “Agreement”).  You have requested our opinion regarding whether the Reorganization will be treated for United States federal income tax purposes as a reorganization qualifying under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).  Unless otherwise defined, capitalized terms used in this opinion have the meanings assigned to them in the Agreement.

In connection with our opinion, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, the Proxy Statement/Prospectus (prepared with respect to the Reorganization), the Statement of Additional Information (also prepared with respect to the Reorganization), and such other documents, certificates and records

Blackrock Global Opportunities Equity Trust
Blackrock Global Equity Income Trust
July 27, 2009

as we have deemed necessary or appropriate as a basis for the opinion set forth below.  We have assumed that the Reorganization will be consummated in accordance with the Agreement, the Proxy Statement/Prospectus, the Statement of Additional Information and such other documents, certificates and records.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.  We have assumed that such documents, certificates and records are duly authorized, valid and enforceable.

In rendering our opinion, we have also relied upon statements and representations of officers and other representatives of the Acquiring Fund and the Target Fund and have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief.

In rendering our opinion, we have relied on the Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (the “Service”) and such other authorities as we have considered relevant, all as in effect as of the date of this opinion and all of which are subject to differing interpretations or change at any time (possibly with retroactive effect).  A change in the authorities upon which our opinion is based could affect our conclusions.  An opinion of counsel is not binding on the Service or any court.  No assurance can be given that the Service would not assert, or that a court would not sustain, a position contrary to this opinion.

Based upon and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes:

1.           The transfer of substantially all of the assets of the Target Fund in exchange solely for Acquiring Fund Common Shares and the assumption by the Acquiring Fund of substantially all of the liabilities of the Target Fund followed by the distribution of such Acquiring Fund Common Shares to the stockholders of the Target Fund in complete dissolution and liquidation of the Target Fund, all pursuant to the Agreement, will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and the Acquiring Fund and the Target Fund will each be “a party to a reorganization” within the meaning of Section 368(b) of the Code.

2.           The Acquiring Fund will recognize no gain or loss upon its receipt of substantially all of the assets of the Target Fund in exchange solely for Acquiring Fund Common Shares and its assumption of substantially all of the liabilities of the Target Fund.

Blackrock Global Opportunities Equity Trust
Blackrock Global Equity Income Trust
July 27, 2009

3.            The Target Fund will recognize no gain or loss upon the transfer of substantially all of its assets to the Acquiring Fund in exchange solely for Acquiring Fund Common Shares and the assumption by the Acquiring Fund of substantially all of the liabilities of the Target Fund or upon the distribution of such Acquiring Fund Common Shares to the stockholders of the Target Fund in exchange for their shares of the Target Fund (the “Target Fund Common Shares”), in liquidation of the Target Fund.

4.           The stockholders of the Target Fund will recognize no gain or loss upon the exchange of their Target Fund Common Shares solely for Acquiring Fund Common Shares pursuant to the Reorganization (except with respect to cash received in lieu of a fractional Acquiring Fund Common Fund Share).

5.           The aggregate tax basis of Acquiring Fund Common Shares received by each stockholder of the Target Fund pursuant to the Reorganization will be equal to the aggregate tax basis of the Target Fund Common Shares exchanged therefor, reduced by any tax basis allocable to a fractional Acquiring Fund Common Share for which cash is received.

6.           The holding period of the Acquiring Fund Common Shares to be received by each stockholder of the Target Fund pursuant to the Reorganization will include the period during which the Target Fund Common Shares exchanged therefor were held by such stockholder, provided that such Target Fund Common Shares are held as capital assets on the Closing Date.

7.           The tax basis of the assets of the Target Fund acquired by the Acquiring Fund will be the same as the tax basis of such assets to the Target Fund immediately before the Reorganization.

8.           The holding period of the assets of the Target Fund in the hands of the Acquiring Fund will include the period during which those assets were held by the Target Fund.

9.           A Target Fund stockholder who receives cash in lieu of a fractional Acquiring Fund Common Share in connection with the Reorganization will be treated as having received cash in redemption of such fractional Acquiring Fund Common Share.  If Target Fund Common Shares are held as a capital asset by a Target Fund stockholder at the time of the exchange, each such Target Fund stockholder will recognize capital gain or loss equal to the difference between the amount of cash deemed received for the fractional Acquiring Fund Common Share and such Target Fund stockholder’s tax basis in the Target Fund Common Shares allocable to the fractional Acquiring Fund Common Share.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof or any information, document, certificate, record, opinion,

Blackrock Global Opportunities Equity Trust
Blackrock Global Equity Income Trust
July 27, 2009

statement, representation, determination or assumption relied upon herein that becomes incorrect or untrue.  Except as set forth above, we express no other opinion.

This opinion is furnished to you solely for your benefit in connection with the Reorganization and may not be relied upon by any other person without our express written permission.

Very truly yours,
                                                /s/ Skadden, Arps, Slate, Meagher & Flom LLP